                  ARBOR HEALTH CARE COMPANY AND SUBSIDIARIES        Exhibit 11.1

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE

                      (In thousands except per share data)



                                                                                         Three Months
                                                                                        Ended March 31
                                                                                    ------------------------
                                                                                      1995             1996
                                                                                    -------           ------
Net income(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              $1,625           $2,023
                                                                                    =======           ======
Weighted average shares outstanding
  Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6,806            6,893
  Common Stock equivalents based upon the treasury
    stock method  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  43               77
                                                                                    -------           ------

Totals(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6,849            6,970
                                                                                    =======           ======

Net income per share (1) / (2)  . . . . . . . . . . . . . . . . . . . .                $.24             $.29
                                                                                    =======           ======